                                                                      EXHIBIT 12

                          CITGO PETROLEUM CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)



                         THREE MONTHS ENDED
                             MARCH 31,                         YEAR ENDED DECEMBER 31,
                         ------------------    --------------------------------------------------------
                          1996       1995        1995        1994        1993        1992        1991
                         -------    -------    --------    --------    --------    --------    --------
Income Before Provision
  For Income Taxes.....   23,492     74,683     215,872     301,233     260,697     189,032     227,900
  Distribution in
     Excess of Equity
     Earnings (Losses)
     of
     Affiliates........       --         --          --          --          --         962       4,783
  Equity Earnings
     (Losses) of
     Affiliates in
     Excess of
     Distributions.....     (521)    (3,113)     (4,490)     (3,930)     (3,808)         --          --
  Equity in Loss of
     Less than 50%
     Owned
     Subsidiary........    2,174        689       5,187          68         183          98         491
  Interest Expense.....   25,669     24,155     106,568      77,792      79,354      77,252     104,889
  Previously
     Capitalized
     Interest Amortized
     During the
     Period............      877        814       3,440       3,039       2,833       2,849       2,307
  Portion of Rent
     Representative of
     Interest Factor...    2,402      2,572      10,928      11,305      11,173      11,522       8,526
                          ------     ------     -------     -------     -------     -------     -------
     Income as
       Adjusted........   54,093     99,800     337,505     389,507     350,432     281,715     348,896
                          ======     ======     =======     =======     =======     =======     =======
Fixed Charges
  Interest Expense.....   25,669     24,155     106,568      77,792      79,354      77,252     104,889
  Capitalized
     Interest..........    2,109      1,674       5,000      12,000       4,000       7,000       6,000
  Portion of Rent
     Representative of
     Interest Factor...    2,402      2,572      10,928      11,305      11,173      11,522       8,526
                          ------     ------     -------     -------     -------     -------     -------
     Total Fixed
       Charges.........   30,180     28,401     122,496     101,097      94,527      95,774     119,415
                          ======     ======     =======     =======     =======     =======     =======
Ratio of Earnings to
  Fixed Charges........     1.79x      3.51x       2.76x       3.85x       3.71x       2.94x       2.92x